Exhibit 99.1

        See Item 8.01 of the accompanying Current Report on Form 8-K for a discussion of the facts surrounding, rationale for and other matters involving the following disclosure. The following information replaces Item 8 Financial Statements and Supplemental Data previously filed in the Annual Report on Form 10-K for the year ended December 31, 2010 for Hanger Orthopedic Group. All other portions of such Annual Report on Form 10-K are unchanged.

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Hanger Orthopedic Group, Inc.:

        In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1), present fairly, in all material respects, the financial position of Hanger Orthopedic Group, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2), presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Annual Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        As discussed in Note B to the consolidated financial statements, the Company changed the manner in which it accounts for uncertainty in income taxes effective January 1, 2007.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
Baltimore, Maryland
March 3, 2010 except insofar as it relates to the presentation of additional guarantor subsidiaries discussed in Note Q, for which the date is November 18, 2010

HANGER ORTHOPEDIC GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$84,558	$58,413
Short-term investments	4,976	4,968
Accounts receivable, less allowance for doubtful accounts of $10,526 and $6,099 in 2009 and 2008, respectively	105,480	99,861
Inventories	91,289	85,960
Prepaid expenses, other current assets and income taxes receivable	8,380	12,512
Deferred income taxes	15,167	12,312

Total current assets	309,850	274,026

PROPERTY, PLANT AND EQUIPMENT
Land	864	949
Buildings	4,599	4,967
Furniture and fixtures	14,007	13,310
Machinery and equipment	45,803	32,070
Leasehold improvements	52,174	47,579
Computer and software	59,980	67,802

Total property, plant and equipment, gross	177,427	166,677
Less accumulated depreciation and amortization	115,116	115,943

Total property, plant and equipment, net	62,311	50,734

INTANGIBLE ASSETS
Excess cost over net assets acquired	484,422	470,411
Patents and other intangible assets, $16,828 and $13,854 in 2009 and 2008 respectively, less accumulated amortization of $9,312 and $8,782 in 2009 and 2008, respectively	7,516	5,072

Total intangible assets, net	491,938	475,483

OTHER ASSETS
Debt issuance costs, net	5,660	7,482
Other assets	5,277	6,025

Total other assets	10,937	13,507

TOTAL ASSETS	$875,036	$813,750

The accompanying notes are an integral part of the consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands, except share and per share amounts)

	December 31,
	2009	2008
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$8,835	$3,794
Accounts payable	27,552	18,764
Accrued expenses	19,223	16,810
Accrued interest payable	1,776	2,074
Accrued compensation related costs	35,800	32,336

Total current liabilities	93,186	73,778

LONG-TERM LIABILITIES
Long-term debt, less current portion	401,637	418,530
Deferred income taxes	37,973	33,166
Other liabilities	26,347	21,410

Total liabilities	559,143	546,884

COMMITMENTS AND CONTINGENCIES (Note H)
SHAREHOLDERS' EQUITY
Common stock, $.01 par value; 60,000,000 shares authorized, 32,992,674 shares and 32,513,190 shares issued and outstanding in 2009 and 2008, respectively	330	325
Additional paid-in capital	233,111	221,623
Accumulated other comprehensive loss	(3,056)	(4,497)
Retained earnings	86,164	50,071

	316,549	267,522
Treasury stock at cost (141,154 shares)	(656)	(656)

Total shareholders' equity	315,893	266,866

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$875,036	$813,750

The accompanying notes are an integral part of the consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

CONSOLIDATED INCOME STATEMENTS

For the Years Ended December 31,

(Dollars in thousands, except share and per share amounts)

	2009	2008	2007
Net sales	$760,070	$703,129	$637,350
Cost of goods sold—materials	228,295	210,323	184,625
Personnel costs	264,581	248,234	225,012
Other operating expenses	160,355	149,661	143,857
Depreciation and amortization	16,319	17,183	15,876

Income from operations	90,520	77,728	67,980
Interest expense	30,693	32,549	36,987
Unrealized loss (gain) from interest rate swap	(167)	738	—

Income before taxes	59,994	44,441	30,993
Provision for income taxes	23,901	17,695	11,726

Net income	36,093	26,746	19,267
Preferred stock dividend-Series A Convertible Preferred Stock	—	5,670	1,665

Net income applicable to common stock	$36,093	$21,076	$17,602

Basic Per Common Share Data
Net income	$1.15	$0.81	$0.78

Shares used to compute basic per common share amounts	31,383,895	25,930,096	22,475,513

Diluted Per Common Share Data
Net income	$1.13	$0.78	$0.64

Shares used to compute diluted per common share amounts	32,068,325	27,090,817	30,257,021

The accompanying notes are an integral part of the consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

AND COMPREHENSIVE INCOME

For the Three Years Ended December 31, 2009

(In thousands)

	Common Shares	Common Stock	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Treasury Stock	Total
Balance, December 31, 2006	22,378	$224	$156,480	$—	$11,629	$(656)	$167,677
Preferred dividends declared	—	—	—	—	(1,665)	—	(1,665)
Net income	—	—	—	—	19,267	—	19,267
Issuance of Common Stock in connection with the exercise of stock options	399	4	1,621	—	—	—	1,625
Issuance of restricted stock	1,686	17	(17)	—	—	—	—
Forfeiture of restricted stock	(30)	(1)	1	—	—	—	—
Adoption of FIN 48	—	—	—	—	(236)	—	(236)
Compensation expense associated with stock options	—	—	38	—	—	—	38
Compensation expense associated with restricted stock	—	—	3,295	—	—	—	3,295
Tax benefit associated with vesting of restricted stock	—	—	537	—	—	—	537

Balance, December 31, 2007	24,433	$244	$161,955	$—	$28,995	$(656)	$190,538
Comprehensive income
Net income	—	—	—	—	26,746	—	26,746
Other comprehensive income
Interest rate swaps:
Reclassification of net losses on interest rate swaps from OCI to net income, net of taxes of $295	—	—	—	443	—	—	443
Unrealized loss on interest rate swaps, net of taxes of $2,895	—	—	—	(4,342)	—	—	(4,342)
Auction rate securities:
Reclassification of net losses on auction rate securities from OCI to net income, net of taxes of $415	—	—	—	623	—	—	623
Unrealized loss on auction rate securities, net of taxes of $814	—	—	—	(1,221)	—	—	(1,221)

Total comprehensive income	—	—	—	(4,497)	26,746	—	22,249
Preferred dividends declared	—	—	—	—	(5,670)	—	(5,670)
Issuance of Common Stock in connection with the exercise of stock options	206	2	658	—	—	—	660
Issuance of restricted stock	594	6	(6)	—	—	—	—
Forfeiture of restricted stock	(29)	—	—	—	—	—	—
Compensation expense associated with stock options	—	—	9	—	—	—	9
Compensation expense associated with restricted stock	—	—	4,702	—	—	—	4,702
Tax benefit associated with vesting of restricted stock	—	—	1,470	—	—	—	1,470
Conversion of Series A Convertible Preferred Stock	7,309	73	52,835	—	—	—	52,908

Balance, December 31, 2008	32,513	$325	$221,623	$(4,497)	$50,071	$(656)	$266,866
Comprehensive income
Net income	—	—	—	—	36,093	—	36,093
Other comprehensive income
Interest rate swaps:
Unrealized gain on interest rate swaps, net of taxes of $687	—	—	—	1,031	—	—	1,031
Auction rate securities:
Reclassification of net losses on auction rate securities from OCI to net income, net of taxes of $320	—	—	—	480	—	—	480
Unrealized loss on auction rate securities, net of taxes of $47	—	—	—	(70)	—	—	(70)

Total comprehensive income	—	—	—	1,441	36,093	—	37,534
Issuance of Common Stock in connection with the exercise of stock options	345	3	2,753	—	—	—	2,756
Forfeiture of restricted stock	(17)	—	—	—	—	—
Issuance of restricted stock	151	2	(2)	—	—	—	—
Compensation expense associated with restricted stock	—	—	7,430	—	—	—	7,430
Tax benefit associated with vesting of restricted stock	—	—	1,307	—	—	—	1,307

Balance, December 31, 2009	32,992	$330	$233,111	$(3,056)	$86,164	$(656)	$315,893

The accompanying notes are an integral part of the consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,

(Dollars in thousands)

	2009	2008	2007
Cash flows from operating activities:
Net income	$36,093	$26,746	$19,267
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized loss (gain) on interest rate swap	(167)	738	—
Unrealized losses on investments	800	32	—
Loss (Gain) on disposal of assets	(294)	60	255
Provision for bad debt	16,128	15,906	15,774
Provision for deferred income taxes	1,074	456	1,508
Depreciation and amortization	16,319	17,183	15,877
Amortization of debt issuance costs	1,822	1,822	1,813
Compensation expense on stock options and restricted stock	7,430	4,712	3,332
Changes in assets and liabilities, net of effects of acquired companies:
Accounts receivable	(20,069)	(15,404)	(13,519)
Inventories	(4,424)	(3,118)	(5,569)
Prepaid expenses, other current assets, and income taxes receivable	971	774	(3,226)
Other assets	16	(213)	(114)
Accounts payable	3,287	631	(2,451)
Accrued expenses, accrued interest payable, and income taxes payable	5,893	995	(65)
Accrued compensation related costs	3,365	(769)	12,346
Other liabilities	4,887	2,669	6,459

Net cash provided by operating activities	73,131	53,220	51,687

Cash flows from investing activities:
Purchase of property, plant and equipment (net of acquisitions)	(21,270)	(19,330)	(20,129)
Acquisitions and contingent considerations (net of cash acquired)	(11,511)	(10,911)	(14,833)
Purchase of short-term investments	—	—	(7,500)
Purchase of company-owned life insurance investment	(2,000)	—	—
Proceeds from sale of property, plant and equipment	629	73	366

Net cash used in investing activities	(34,152)	(30,168)	(42,096)

Cash flows from financing activities:
Borrowings under revolving credit agreement	—	15,253	—
Repayments under revolving credit agreement	(15,253)	—	—
Repayment of term loan	(1,109)	(3,485)	(2,301)
Scheduled repayment of long-term debt	(2,828)	(3,590)	(3,186)
Increase in debt issue costs	—	—	(265)
Proceeds from issuance of Common Stock	2,756	661	1,625
Proceeds from line of credit	3,600	—	—
Series A Convertible Preferred Stock dividend payment	—	(416)	(1,665)

Net cash provided by (used in) financing activities	(12,834)	8,423	(5,792)

Increase in cash and cash equivalents	26,145	31,475	3,799
Cash and cash equivalents, at beginning of year	58,413	26,938	23,139

Cash and cash equivalents, at end of year	$84,558	$58,413	$26,938

The accompanying notes are an integral part of the consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—THE COMPANY

        Hanger Orthopedic Group, Inc. is the nation's largest owner and operator of orthotic & prosthetic ("O&P") patient-care centers. In addition to providing patient care services through its operating subsidiaries, the Company also is the largest distributor of branded and private label O&P devices and components in the United States. Hanger's subsidiary, Hanger Prosthetics & Orthotics, Inc., formerly known as J.E. Hanger, Inc., was founded in 1861 by a Civil War amputee and is the oldest company in the O&P industry in the United States of America. The Company also creates products, through its wholly-owned subsidiary Innovative Neurotronics, Inc. ("IN, Inc."), for sale in its patient-care centers and through a sales force, to patients who have had a loss of mobility due to strokes, multiple sclerosis or other similar conditions. Another subsidiary, Linkia LLC ("Linkia"), develops programs to manage all aspects of O&P patient care for large private payors.

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

        We have evaluated subsequent events for recognition or disclosure through March 3, 2010, which was the date we filed this Form 10-K with the SEC.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. At various times throughout the year, the Company maintains cash balances in excess of Federal Deposit Insurance Corporation limits.

Credit Risk

        The Company primarily provides customized O&P devices throughout the United States of America and is reimbursed by the patients' third-party insurers or governmentally funded health insurance programs. The Company performs ongoing credit evaluations of its distribution customers. Accounts receivable are not collateralized. The ability of the Company's debtors to meet their obligations is dependent upon the financial stability of the insurers of the Company's customers and future legislation and regulatory actions. Additionally, the Company maintains reserves for potential losses from these receivables that historically have been within management's expectations.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

        Inventories, which consist principally of raw materials, work in process and finished goods, are stated at the lower of cost or market using the first-in, first-out method. For its patient-care centers segment, the Company calculates cost of goods sold—materials in accordance with the gross profit method for all reporting periods. The Company bases the estimates used in applying the gross profit method on the actual results of the most recently completed fiscal year and other factors, such as a change in the sales mix or changes in the trend of purchases. Cost of goods sold—materials during the interim periods are reconciled and adjusted when the annual physical inventory is taken. The Company treats these adjustments as changes in accounting estimates. The Company recorded increases to inventory of $2.1 million, $0.8 million, and $4.2 million in conjunction with our physical inventory during fiscal years 2009, 2008, and 2007, respectively.

        For its distribution segment, a perpetual inventory is maintained. Management adjusts the reserve for inventory obsolescence whenever the facts and circumstances indicate that the carrying cost of certain inventory items is in excess of its market price. Shipping and handling activities are reported as part of cost of goods sold—materials.

Fair Value

        Effective January 1, 2008, the Company adopted the authoritative guidance for fair value measurements and disclosures, which establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. The authoritative guidance requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy by which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1	quoted prices in active markets for identical assets or liabilities;
Level 2	quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability;
Level 3	unobservable inputs, such as discounted cash flow models and valuations.

        The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

        Effective January 1, 2008, the Company adopted the authoritative guidance that permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings and are immaterial to the Company's financial statements.

        Effective January 1, 2009, the Company adopted the authoritative guidance for fair value measurements and disclosures for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, noting no impact to the Company's consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following is a listing of the Company's assets measured at fair value on a recurring basis and where they are classified within the hierarchy as of December 31, 2009 and 2008, respectively:

	2009				2008
(in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Current Assets
Marketable Securities	$78,590	$—	$—	$78,590	$53,962	$—	$—	$53,962
Auction Rate Securities	—	—	4,660	4,660	—	—	3,962	3,962
Rights on auction rate securities	—	—	315	315	—	—	1,006	1,006
Other Assets
Auction rate securities	—	—	1,387	1,387	—	—	1,503	1,503

	$78,590	$—	$6,362	$84,952	$53,962	$—	$6,471	$60,433

	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities
Current Liabilities
Interest rate swaps	$—	$4,369	$—	$4,369	$—	$3,711	$—	$3,711
Other Liabilities
Interest rate swaps	—	887	—	887	—	3,526	—	3,526

	$—	$5,256	$—	$5,256	$—	$7,237	$—	$7,237

        During the years ended December 31, 2009 and 2008, assets and liabilities that were measured at fair value using level 3 inputs had the following activity:

	Auction Rate Securities	Rights	Total
For the year ended December 31, 2009
Balance as of December 31, 2008	$5,465	$1,006	$6,471
Total unrealized losses
Included in earnings	(109)	(691)	(800)
Included in other comprehensive income	691	—	691
Purchases, issuances, and settlements	—	—	—
Transfers in and/or out of Level 3	—	—	—

Balance as of December 31, 2009	$6,047	$315	$6,362

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

	Auction Rate Securities	Rights	Total
For the year ended December 31, 2008
Balance as of December 31, 2007	$7,500	$—	$7,500
Total unrealized losses
Included in earnings	(1,038)	1,006	(32)
Included in other comprehensive income	(997)	—	(997)
Purchases, issuances, and settlements	—	—	—
Transfers in and/or out of Level 3	—	—	—

Balance as of December 31, 2008	$5,465	$1,006	$6,471

Investments

        Investment securities available-for-sale consist of auction rate securities accounted for in accordance with authoritative guidance for investments in debt and equity securities. Available-for-sale securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in shareholders' equity. Securities purchased to be held for indeterminate periods of time and not intended at the time of purchase to be held until maturity are classified as available-for-sale securities with any unrealized gains and losses reported as a separate component of accumulated other comprehensive loss on our consolidated balance sheets. We continually evaluate whether any marketable investments have been impaired and, if so, whether such impairment is temporary or other than temporary.

        Our investments consist of two auction rate securities ("ARS") totaling $7.5 million of par value, $5.0 million is collateralized by Indiana Secondary Market Municipal Bond—1998 ("Indiana ARS") and $2.5 million collateralized by Primus Financial Products Subordinated Deferrable Interest Notes ("Primus ARS"). ARS are securities that are structured with short-term interest rate reset dates which generally occur every 28 days and are linked to LIBOR. At the reset date, investors can attempt to sell via auction or continue to hold the securities at par. As of December 31, 2009, both investments failed at auction due to the absence of a market for the ARS. The Company's ARS are reported at fair value.

        The fair values of our ARS were estimated through use of discounted cash flow models. These models consider, among other things, the timing of expected future successful auctions, collateralization of underlying security investments and the credit worthiness of the issuer. Since these inputs are not observable in an active market, they are classified as Level 3 inputs under the fair value accounting rules discussed in the "Fair Value" section above. For the years ended December 31, 2009 and 2008, the Company recorded unrealized losses of $0.1 million and $1.0 million, respectively, related to the Primus ARS. These losses are reflected in accumulated other comprehensive loss on our consolidated balance sheets. The unrealized losses recognized during the years ended December 31, 2009 and 2008, represent the change in fair value of the auction rate securities. The fair value of the Primus ARS of $1.4 million and $1.5 million as of December 31, 2009 and 2008, respectively, is classified as other long term assets. The funds associated with this security will not be accessible until a successful auction occurs, a buyer is found outside of the auction process, the issuer refinances the underlying debt, or the underlying security matures.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        During the year ended December 31, 2009 authoritative guidance was issued to modify the other-than-temporary impairment ("OTTI") analysis for debt securities classified as available-for-sale or held-to-maturity. The revised guidance requires that each reporting period, the Company compare the present value of the cash flows expected to be collected from the security against the amortized cost basis, and identify the portion of the impairment loss representing a credit loss arising from an increase in the credit risk associated with the instrument. The guidance requires the credit loss to be recognized in earnings for debt securities where Companies does not intend to sell the debt security, and it is more likely than not, that the entity will be required to sell the debt security before the anticipated recovery of the amortized cost basis. In regards to the OTTI on the Primus ARS, a credit loss of $0.8 million was identified and recognized during the year ended December 31, 2009. This credit loss reduces the amortized cost basis on the Primus ARS to $1.7 million as of December 31, 2009 compared to the $2.5 million par value of the investment as of December 31, 2008.

        On November 4, 2008, the Company agreed to accept Auction Rate Security Rights ("the Rights") related to the Indiana ARS from UBS offered through a prospectus filed on October 7, 2008. The Rights permit the Company to sell, or put, the Indiana ARS back to UBS at par value of $5.0 million, at any time during the period from June 30, 2010 through July 2, 2012 and to obtain a credit line from UBS collateralized by the ARS. The Company expects to exercise these Rights and put its auction rate securities back to UBS on June 30, 2010, the earliest date allowable under the Rights. By accepting the Rights, the Company can no longer assert that it has the intent to hold the Indiana ARS until anticipated recovery. The Company elected to classify the Rights and our investments in the Indiana ARS as trading securities in accordance with the authoritative guidance for accounting for investments in debt and equity securities. An OTTI charge of approximately $1.0 million was recognized during the year ended December 31, 2008 due to the reclassification of the Indiana ARS from available for sale to trading securities. Recordation of the Rights asset resulted in a gain of $1.0 million during the year ended December 31, 2008. As of December 31, 2009, the Company determined the fair value of the Rights was $0.3 million and the fair value of the ARS was $4.7 million, while the fair values of the ARS and the Rights as of December 31, 2008 were $4.0 million and $1.0 million, respectively. The change in the fair value of the Rights and the ARS for the year ended December 31, 2009 are reflected as components of earnings.

Interest Rate Swaps

        In May 2008, the Company entered into two interest rate swap agreements under which $150.0 million of the Company's variable rate term loans were converted to a fixed rate of 5.4%. The fair value of each interest rate swap is an estimate of the present value of the expected future cash flows the Company is to receive under the applicable interest rate swap agreement. The valuation models used to determine the fair value of the interest rate swaps are based upon the forward yield curve of one month LIBOR (Level 2 inputs), the hedged interest rate, and other factors including counterparty credit risk. The agreements, which expire April 2011, qualify as cash flow hedges in accordance with the authoritative guidance for derivatives and hedging for the year ended December 31, 2009. The interest rate swaps did not qualify for hedge accounting under the authoritative guidance for hedging and derivatives during the second quarter of 2009 due to changes in counterparty risk factors. As a result, the change in the fair value of the interest rate swap was recognized in earnings during the second quarter of 2009, resulting in the Company recording an unrealized gain of $0.2 million which is reflected in the Company's consolidated income statement for

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

the year ended December 31, 2009. In the first, third, and fourth quarters of 2009, the Company's interest rate swaps qualified for hedge accounting, hence any adjustments in fair value related to the effective portion of the interest rate swaps were not required to be recognized through the income statement in those periods.

        Since their inception, the fair value of the interest rate swaps has declined $5.3 million. Of the decline, $4.8 million is related to the effective portion of the interest rate swaps and was reported as a component of accumulated other comprehensive loss on our consolidated balance sheets. The current portion of the liability, $4.4 million, is reported in accrued expenses, while the remainder is reported in other liabilities on the Company's consolidated balance sheets as of December 31, 2009. As of December 31, 2008, liabilities from the interest rate swaps were $7.2 million, with $3.7 million reported in accrued expenses, and the remainder reported in other liabilities. Of the $7.2 million in liabilities reported as of December 31, 2008, $6.5 million related to the effective portion of the interest rate swaps and was reported as a component of accumulated other comprehensive loss on our consolidated balance sheets.

Fair Value of Financial Instruments

        The carrying value of the Company's short-term financial instruments, such as receivables and payables, approximate their fair values, based on the short-term maturities of these instruments. The carrying value of the Company's long-term debt, excluding the Senior Notes, approximates fair value based on rates currently available to the Company for debt with similar terms and remaining maturities. The fair value of the Senior Notes, at December 31, 2009, was $184.8 million, as compared to the carrying value of $175.0 million at that date. The fair values of the Senior Notes were based on quoted market prices at December 31, 2009.

Revenue Recognition

        Revenues in our patient care centers are derived from the sale of O&P devices and the maintenance and repair of existing devices. The sale of O&P devices includes the design, fabrication, assembly, fitting and delivery of a wide range of braces, limbs and other devices. Revenues from the sale of these devices are recorded when (i) acceptance by and delivery to the patient has occurred; (ii) persuasive evidence of an arrangement exists and there are no further obligations to the patient; (iii) the sales price is fixed or determinable; and (iv) collectibility is reasonably assured. Revenues from maintenance and repairs are recognized when the service is provided. Revenues on the sale of orthotic and prosthetic devices to customers by the distribution segment are recorded upon the shipment of products, in accordance with the terms of the invoice, net of merchandise returns received and the amount established for anticipated returns. Discounted sales are recorded at net realizable value. Revenue at the patient-care centers segment is recorded net of all contractual adjustments and discounts. A systematic process is employed to ensure that sales are recorded at net realizable value and that any required adjustments are recorded on a timely basis. The contracting module of the Company's centralized, computerized billing system is designed to record revenue at net realizable value based on the Company's contract with the patient's insurance company. Updated billing information is received periodically from payors and is uploaded into the Company's centralized contract module and then disseminated, electronically, to all patient-care centers.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Disallowed sales generally relate to billings to payors with whom the Company does not have a formal contract. In these situations the Company records the sale at usual and customary rates and simultaneously recognizes a disallowed sale to reduce the sale to net value, based on its historical experience with the payor in question. Disallowed sales may also result if the payor rejects or adjusts certain billing codes. Billing codes are frequently updated. As soon as updates are received, the Company reflects the change in its centralized billing system.

        As part of the Company's preauthorization process with payors, it validates its ability to bill the payor, if applicable, for the service provided before the delivery of the device. Subsequent to billing for devices and services, there may be problems with pre-authorization or with other insurance coverage issues with payors. If there has been a lapse in coverage, the patient is financially responsible for the charges related to the devices and services received. If the Company is unable to collect from the patient, a bad debt expense is recognized. Occasionally, a portion of a bill is rejected by a payor due to a coding error on the Company's part and the Company is prevented from pursuing payment from the patient due to the terms of its contract with the insurance company. The Company appeals these types of decisions and is generally successful. This activity is factored into the Company's methodology of determining the estimate for the allowance for doubtful accounts. The Company recognizes, as reduction of sales, a disallowed sale for any claims that it believes will not be recovered and adjusts future estimates accordingly.

        Certain accounts receivable may be uncollectible, even if properly pre-authorized and billed. Regardless of the balance, accounts receivable amounts are periodically evaluated to assess collectibility. In addition to the actual bad debt expense recognized during collection activities, the Company estimates the amount of potential bad debt expense that may occur in the future. This estimate is based upon historical experience as well as a review of the receivable balances.

        On a quarterly basis, the Company evaluates cash collections, accounts receivable balances and write-off activity to assess the adequacy of the allowance for doubtful accounts. Additionally, a company-wide evaluation of collectibility of receivable balances older than 180 days is performed at least semi-annually, the results of which are used in the next allowance analysis. In these detailed reviews, the account's net realizable value is estimated after considering the customer's payment history, past efforts to collect on the balance and the outstanding balance, and a specific reserve is recorded if needed. From time to time, the Company may outsource the collection of such accounts to outsourced agencies after internal collection efforts are exhausted. In the cases when valid accounts receivable cannot be collected, the uncollectible account is written off to bad debt expense.

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost, with the exception of assets acquired through acquisitions, which are recorded at fair value. Equipment acquired under capital leases is recorded at the lower of fair market value or the present value of the future lease payments. The cost and related accumulated depreciation of assets sold, retired or otherwise disposed of are removed from the respective accounts, and any resulting gains or losses are included in the Consolidated Income

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statements. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the related assets as follows:

Furniture and fixtures	5 years
Machinery and equipment	5 years
Computers and software	5 years
Buildings	10 to 40 years
Assets under capital leases	Shorter of 10 years or term of lease
Leasehold improvements	Shorter of 10 years or term of lease

        Depreciation expense related to property, plant and equipment was approximately $15.0 million, $16.0 million, and $14.9 million for the years ended December 31, 2009, 2008, and 2007, respectively.

        In accordance with the authoritative guidance for Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes internally developed computer software costs incurred during the application development stage. At December 31, 2009 and 2008, computers and software included capitalized computer software currently under development of $2.2 million and $1.0 million, respectively.

Repairs and Maintenance

        Repairs and maintenance costs are expensed as incurred. During the years ended December 31, 2009, 2008, and 2007, the Company incurred $1.3 million, $1.4 million, and $1.7 million, respectively, in repairs and maintenance costs.

Goodwill and Other Intangible Assets

        The authoritative guidance for Accounting for Goodwill and Other Intangible Assets requires that purchased goodwill and certain indefinite-lived intangibles no longer be amortized, but instead be tested for impairment at least annually (the Company has selected October 1 as its annual test date). The Company evaluated its intangible assets, other than goodwill, and determined that all such assets have determinable lives. Refer to Note D for further discussion.

        Non-compete agreements are recorded based on agreements entered into by the Company and are amortized, using the straight-line method, over their estimated useful lives ranging from five to seven years. Other definite-lived intangible assets are recorded at cost and are amortized, using the straight-line method, over their estimated useful lives of up to 20 years. The Company periodically evaluates the recoverability of intangible assets and takes into account events or circumstances that may warrant revised estimates of useful lives or that indicate that impairment had occurred.

        Amortization expense related to definite-lived intangible assets for the years ended December 31, 2009, 2008, and 2007, was $1.3 million, $1.1 million, and $0.9 million, respectively. Estimated aggregate

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

amortization expense for definite-lived intangible assets for each of the five years ending December 31, 2014 and thereafter is as follows:

(In thousands)
2010	$1,248
2011	811
2012	811
2013	811
2014	793
Thereafter	3,042

$7,516

Debt Issuance Costs

        Debt issuance costs incurred in connection with the Company's long-term debt are amortized, on a straight-line basis, which is not materially different from the effective interest method, through the maturity of the related debt instrument. Amortization of these costs is included in Interest Expense in the Consolidated Income Statements.

Long-Lived Asset Impairment

        The Company evaluates the carrying value of long-lived assets to be held and used whenever events or changes in circumstance indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset is considered impaired when the undiscounted cash flow value is less than the asset's carrying value. The Company measures impairment as the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose. There are no long-lived asset impairments for the year ended December 31, 2009 or 2008.

Supplemental Executive Retirement Plan

        Expense and liability balances associated with the Company's Supplemental Executive Retirement Plan are calculated based on certain assumptions including benefits earned, discount rates, interest costs, mortality rates and other factors. Refer to Note L for further discussion.

Marketing

        Marketing costs, including advertising, are expensed as incurred. The Company incurred $3.5 million, $4.7 million, and $4.6 million in marketing costs during the years ended December 31, 2009, 2008, and 2007, respectively.

Income Taxes

        The Company adopted the authoritative guidance for accounting for uncertainty in income taxes on January 1, 2007. As a result of adoption, the Company recognized a decrease of approximately

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

$0.2 million to the January 1, 2007 retained earnings balance. The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company recognizes a valuation allowance on the deferred tax assets if it is more likely than not that the assets will not be realized in future years.

Stock-Based Compensation

General

        The Company issues options and restricted shares of common stock under two active share-based compensation plans, one for employees and the other for the Board of Directors. At December 31, 2009, 4.7 million shares of common stock were authorized for issuance under the Company's share-based compensation plans. Shares of common stock issued under the share-based compensation plans are issued from the Company's authorized, but unissued shares. Stock option and restricted share awards are granted at the fair market value of the Company's common stock on the date immediately preceding the date of grant. Stock option awards vest over a period determined by the compensation plan, ranging from one to three years, and generally have a maximum term of ten years. Restricted shares of common stock vest over a period of time determined by the compensation plan, ranging from one to four years.

        The Company applies the fair value recognition provisions of the authoritative guidance for stock compensation, which require companies to measure and recognize compensation expense for all share-based payments at fair value.

        The Company adopted the authoritative guidance using the modified prospective method. Under the modified prospective method, compensation expense related to awards granted prior to and unvested as of the adoption of the authoritative guidance is calculated in accordance with the authoritative guidance and recognized in the consolidated income statements over the requisite remaining service period; compensation expense for all awards granted after the adoption of the authoritative guidance is calculated according to the provisions of such guidance. For the years ended December 31, 2009, 2008, and 2007, the Company recognized $7.4 million, $4.7 million, and $3.3 million, respectively, in compensation expense.

        Compensation expense primarily relates to restricted share grants, as the amount of expense related to options is immaterial in all periods presented. The Company calculates the fair value of stock options using the Black-Scholes model. The total value of the stock option awards is expensed ratably over the requisite service period of the employees receiving the awards.

Segment Information

        The Company applies a "management" approach to disclosure of segment information. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the basis of the Company's reportable segments. The description of the Company's reportable segments and the disclosure of segment information are presented in Note P.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Guidance

        In August 2009, the FASB issued additional authoritative guidance for measuring the fair value of liabilities, including clarification for circumstances whereby a quoted price in an active market for an identical liability is not available. The additional authoritative guidance was effective for the year ending December 31, 2009, and adoption did not have a material impact on the Company's consolidated financial statements.

NOTE C—SUPPLEMENTAL CASH FLOW FINANCIAL INFORMATION

        The supplemental disclosure requirements for the statements of cash flows are as follows:

(In thousands)	2009	2008	2007
Cash paid during the period for:
Interest	$29,497	$31,339	$36,312
Income taxes	18,096	17,520	11,518
Non-cash financing and investing activities:
Non-cash accelerated dividends on preferred stock	$—	$5,254	$—
Conversion of Series A Convertible Preferred Stock	—	52,908
Purchase of property, plant, and equipment	7,468	2,240	2,202
Unrealized gain (loss) on auction rate securities	410	(598)	—
Unrealized gain (loss) on interest rate swaps	1,031	(3,899)	—
Issuance of notes in connection with acquisitions	3,741	3,256	5,755
Issuance of restricted shares of common stock	2,058	9,192	14,630

NOTE D—GOODWILL

        The Company completed its annual goodwill impairment analysis in October 2009 and 2008, which did not result in an impairment. In completing the analysis, the Company determined that it had two reporting units with goodwill to be evaluated, which were the same as its reportable segments: (i) patient-care centers and (ii) distribution. The fair value of the Company's reporting units was primarily determined based on the income approach and considered the market and cost approach.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE D—GOODWILL (Continued)

        The activity related to goodwill for the two years ended December 31, is as follows:

	Patient-Care Centers			Distribution
(In thousands)	Goodwill	Accumulated Impairment Losses	Net	Goodwill	Total
Balance at December 31, 2007
Goodwill	$466,982	$(45,808)	$421,174	$38,388	$459,562
Additions due to acquisitions	9,477	—	9,477	—	9,477
Additions due to contingent consideration	1,372	—	1,372	—	1,372

Balance at December 31, 2008	477,831	(45,808)	432,023	38,388	470,411
Additions due to acquisitions	13,188	—	13,188	—	13,188
Additions due to contingent consideration	823	—	823	—	823

Balance at December 31, 2009	491,842	(45,808)	446,034	38,388	484,422

NOTE E—INVENTORY

        Inventories, which are recorded at the lower of cost or market using the first-in, first-out method, were as follows at December 31:

(In thousands)	2009	2008
Raw materials	$34,157	$31,021
Work in process	38,814	35,808
Finished goods	18,318	19,131

	$91,289	$85,960

NOTE F—ACQUISITIONS

        Effective January 1, 2009, the Company adopted the revised authoritative guidance for business combinations, which provides revised guidance to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.

        During the year ended December 31, 2009, the Company acquired 23 patient care centers and one fabrication facility for an aggregate purchase price of $16.6 million, consisting of $10.9 million in cash, $3.0 million in promissory notes, and $2.7 million in contingent considerations payable within the next two years. Contingent consideration is reported as other liabilities on the Company's consolidated balance sheet. The Company recorded approximately $11.3 million of goodwill and incurred approximately $0.2 million of transaction costs related to these acquisitions. The results of operations for these acquisitions are included in the Company's results of operations from the date of acquisition. Pro forma results would not be materially different.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE F—ACQUISITIONS (Continued)

        During 2008 and 2007, the Company acquired thirteen and seven orthotic and prosthetic companies and related businesses, respectively. The aggregate purchase price, excluding potential contingent consideration provisions, for 2008 acquisitions was $13.5 million, consisting of $9.6 million in cash, $3.7 million in promissory notes, and $0.2 million in contingent consideration. In 2007, the Company also acquired certain assets of SureFit LLC, a manufacturer and distributor of custom footwear. The aggregate purchase price, excluding potential contingent consideration provisions, for 2007 acquisitions was $20.1 million, consisting of $14.3 million in cash, and $5.8 million in promissory notes.

        In connection with contingent consideration agreements with acquisitions completed prior to adoption of the revised authoritative guidance for business combinations becoming effective, the Company made payments of $1.5 million, $1.1 million, and $0.2 million during the years ended December 31, 2009, 2008, and 2007, respectively. The Company has accounted for these amounts as additional purchase price, resulting in an increase in goodwill. The Company estimates that it may pay up to a total of $5.2 million related to contingent consideration provisions of acquisitions in future periods.

NOTE G—LONG-TERM DEBT

        Long-term debt as of December 31 was as follows:

(In thousands)	2009	2008
Revolving Credit Facility	$—	$15,253
Line of Credit	3,628	—
Term Loan	221,956	223,064
10 1/4% Senior Notes due 2014	175,000	175,000
Subordinated seller notes, non-collateralized, net of unamortized discount with principal and interest payable in either monthly, quarterly or annual installments at effective interest rates ranging from 5.00% to 7.25%, maturing through December 2014	9,888	9,007

	410,472	422,324
Less current portion	(8,835)	(3,794)

	$401,637	$418,530

Revolving Credit Facility

        The $75.0 million Revolving Credit Facility matures on May 26, 2011 and bears interest, at the Company's option, at LIBOR plus 2.75% or a Base Rate (as defined in the credit agreement) plus 1.75%. The obligations under the Revolving Credit Facility are guaranteed by the Company's subsidiaries and are collateralized by a first priority perfected interest in the Company's subsidiaries' shares, all of the Company's assets and all the assets of the Company's subsidiaries. The Revolving Credit Facility requires compliance with various covenants including but not limited to a maximum total leverage ratio of 6.5 times EBITDA (as defined in the credit agreement) and a maximum annual capital expenditures limit of $50.0 million, plus an unused portion of such amount from the previous fiscal year. As of December 31, 2009, the Company was in compliance with all such covenants.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G—LONG-TERM DEBT (Continued)

        In response to the volatility in the current global credit markets, on September 26, 2008, the Company decided to validate its borrowing capacity and availability by submitting a $20.0 million borrowing request under the facility. As anticipated, Lehman Commercial Paper, Inc. ("LCPI"), a subsidiary of Lehman Brothers Holdings, Inc. ("Lehman"), failed to fund its pro-rata commitment of $4.7 million and the Company borrowed a total of $15.3 million under the facility on September 29, 2008. LCPI's total commitment was $17.8 million of our total $75.0 million dollar facility. On July 15, 2009, the Company repaid the outstanding balance on the Revolving Credit Facility.

        On October 23, 2009, Barclays Bank PLC replaced $10.0 million of the $17.8 million defaulted LCPI commitment under the Revolving Credit Facility. LCPI's remaining commitment under default is $7.8 million of our total $75.0 million dollar facility. As of December 31, 2009, the Company had $63.9 million available under the revolving credit facility, net of LCPI's $7.8 remaining defaulted million commitment and $3.3 million of outstanding letters of credit.

Line of Credit

        On April 6, 2009, the Company obtained a collateralized line of credit from UBS in conjunction with the Rights agreement. The credit line is collateralized by our Indiana ARS and allows the Company to borrow up to the fair market value of the ARS not to exceed its $5.0 million par value. As of December 31, 2009, the Company has drawn $3.6 million, which is the maximum currently allowed under the agreement. The credit line has no net cost to the Company as it bears interest in the amount equal to the income on the ARS.

Term Loan

        The $230.0 million Term Loan matures on May 26, 2013 and requires quarterly principal and interest payments that commenced on September 30, 2006. From time to time, mandatory payments may be required as a result of capital stock issuances, additional debt incurrences, asset sales or other events as defined in the credit agreement. The obligations under the Term Loan are guaranteed by the Company's subsidiaries and are collateralized by a first priority perfected interest in the Company's subsidiaries' shares, all of the Company's assets and all the assets of the Company's subsidiaries. The Term Loan is subject to covenants that mirror those of the Revolving Credit Facility. As of December 31, 2009, the Company was in compliance with all such covenants. The Company secured, effective March 13, 2007, certain amendments to the Term Loan that included reducing the margin over LIBOR that the Company pays as interest under the existing Term Loan from 2.50% to 2.00%. As of December 31, 2009, the Term Loan bears interest, at the Company's option, at LIBOR plus 2.00% or a Base Rate (as defined in the credit agreement) plus 1.00%. At December 31, 2009, the interest rate on the Term Loan was 2.24%.

10 1/4% Senior Notes

        The 10 1/4% Senior Notes, entered into on May 26, 2006, mature June 1, 2014, are senior indebtedness and are guaranteed on a senior unsecured basis by all of the Company's current and future domestic subsidiaries. Interest is payable semi-annually on June 1 and December 1, and commenced on December 1, 2006.

        On or prior to June 1, 2009, the Company could have redeemed up to 35% of the aggregate principal amount of the notes at a redemption price of 110.250% of the principal amount thereof, plus

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G—LONG-TERM DEBT (Continued)

accrued and unpaid interest and additional interest, if any, with the net cash proceeds of an equity offering; provided that (i) at least 65% of the aggregate principal amount of the notes remained outstanding immediately after the redemption (excluding notes held by the Company and its subsidiaries); and (ii) the redemption occurred within 90 days of the date of the closing of the equity offering.

        Except as discussed above, the notes are not redeemable at the Company's option prior to June 1, 2010. On or after June 1, 2010, the Company may redeem all or part of the notes upon not less than 30 days and no more than 60 days' notice, for the twelve-month period beginning on June 1 of the following years; at (i) 105.125% during 2010; (ii) 102.563% during 2011; and (iii) 100.0% during 2012 and thereafter.

Debt Covenants

        The terms of the Senior Notes, the Revolving Credit Facility, and the Term Loan limit the Company's ability to, among other things, incur additional indebtedness, create liens, pay dividends on or redeem capital stock, make certain investments, make restricted payments, make certain dispositions of assets, engage in transactions with affiliates, engage in certain business activities and engage in mergers, consolidations and certain sales of assets. At December 31, 2009 and 2008, the Company was in compliance with all covenants under these debt agreements.

        Maturities of long-term debt at December 31, 2009 are as follows:

(In thousands)
2010	$8,835
2011	5,324
2012	5,221
2013	215,985
2014	175,107
Thereafter	—

$410,472

NOTE H—COMMITMENTS AND CONTINGENT LIABILITIES

Contingencies

        The Company is subject to legal proceedings and claims which arise from time to time in the ordinary course of its business, including additional payments under business purchase agreements. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the financial position, liquidity or results of operations of the Company.

        The Company is in a highly regulated industry and receives regulatory agency inquiries from time to time in the ordinary course of its business, including inquiries relating to the Company's billing activities. To date these inquiries have not resulted in material liabilities, but no assurance can be given that future regulatory agencies' inquiries will be consistent with the results to date or that any

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE H—COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

discrepancies identified during a regulatory review will not have a material adverse effect on the Company's consolidated financial statements.

        The United States Attorney's Office for the Eastern District of New York (the "US Attorney's Office") initiated an investigation in June 2004 regarding allegations of billing discrepancies at the Company's West Hempstead, New York patient-care center. Based upon communications with the US Attorney's Office, it is the Company's understanding that the US Attorney's Office will not file any criminal charges or pursue any False Claims Act remedies against the Company related to the alleged billing discrepancies.

Guarantees and Indemnifications

        In the ordinary course of its business, the Company may enter into service agreements with service providers in which it agrees to indemnify or limit the service provider against certain losses and liabilities arising from the service provider's performance of the agreement. The Company has reviewed its existing contracts containing indemnification or clauses of guarantees and does not believe that its liability under such agreements will result in any material liability.

NOTE I—REDEEMABLE CONVERTIBLE PREFERRED STOCK

        In May 2006, the Company issued 50,000 shares of Series A Convertible Preferred Stock ("Series A Preferred") with a stated value of $1,000 per share to Ares Corporate Opportunities Fund, L.P. ("ACOF"). The Series A Preferred provided for cumulative dividends at a rate of 3.33% per annum, payable quarterly in arrears. In addition, the initial holders of the Series A Preferred were entitled to have representation on the Board of Directors of the Company and were entitled to vote on all matters on which the holders of the Company's common stock are entitled to vote.

        The Company separately accounted for the beneficial conversion feature granted to the holders of the Series A Preferred. The value of the beneficial conversion feature was $3.8 million and was comprised of $1.8 million related to the cost paid by the Company on behalf of the holders and $2.0 million related to the difference between the stated conversion price of the preferred shares and the fair market value of the common stock at the commitment date. The beneficial conversion feature was included in the value of the Series A Preferred; and was amortized by a reduction of income available to common stockholders over the 61 day holding period.

        In June 2008, the average closing price of the Company's common stock exceeded the forced conversion price of the Series A Preferred by 200% for a 20-trading day period, triggering an acceleration, pursuant to the Certificate of Designations of the Series A Preferred, of the Series A Preferred dividends that were otherwise payable through May 26, 2011. The accelerated dividends were paid in the form of increased stated value of the Series A Preferred, in lieu of cash. On July 25, 2008, the Company notified the holder of the Series A Preferred of its election pursuant to the Certificate of Designations of the Series A Preferred to force the conversion of the Series A Preferred into 7,308,730 shares of common stock. The conversion of the Series A Preferred occurred on August 8, 2008.

NOTE J—NET INCOME PER COMMON SHARE

        Basic per common share amounts are computed using the weighted average number of common shares outstanding during the year. Diluted per common share amounts are computed using the

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—NET INCOME PER COMMON SHARE (Continued)

weighted average number of common shares outstanding during the year and dilutive potential common shares. Dilutive potential common shares consist of stock options and restricted shares and are calculated using the treasury stock method.

In thousands, except share and per share data)	2009	2008	2007
Net income	$36,093	$26,746	$19,267
Less preferred stock dividends declared-Series A Convertible Preferred Stock(1)	—	5,670	1,665

Net income applicable to common stock	$36,093	$21,076	$17,602

Shares of common stock outstanding used to compute basic per common share amounts	31,383,895	25,930,096	22,475,513
Effect of dilutive restricted stock and options	684,430	1,160,721	1,167,751
Effect of dilutive convertible preferrred stock	—	—	6,613,757

Shares used to compute diluted per common share amounts(2)	32,068,325	27,090,817	30,257,021

Basic income per share applicable to common stock	$1.15	$0.81	$0.78
Diluted income per share applicable to common stock	1.13	0.78	0.64

(1)
For 2008, excludes the effect of the conversion of the Redeemable Convertible Preferred Stock as it is considered anti-dilutive.

(2)
For 2009, 2008 and 2007, options to purchase 605,728; 570,727; and 1,059,565 shares of common stock, respectively, are not included in the computation of diluted income per share as these options are anti-dilutive because the exercise prices of the options were greater than the average market price of the Company's common stock during the year.

NOTE K—INCOME TAXES

        The provision for income taxes is as follows:

(In thousands)	2009	2008	2007
Current:
Federal	$18,470	$14,124	$10,371
State	4,357	3,115	2,131

Total Current	22,827	17,239	12,502

Deferred:
Federal	1,073	(58)	(644)
State	1	514	(132)

Total Deferred	1,074	456	(776)

Provision for income taxes	$23,901	$17,695	$11,726

        Through December 31, 2009, the Company continues not to provide deferred taxes on foreign earnings, as such earnings are intended to be indefinitely reinvested outside the United States.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—INCOME TAXES (Continued)

        A reconciliation of the federal statutory tax rate to the Company's effective tax rate is as follows:

	2009	2008	2007
Federal statutory tax rate	35.0%	35.0%	35.0%
Increase in taxes resulting from:
State income taxes (net of federal effect)	3.7	5.3	6.5
Permanent adjustments	(0.4)	0.7	(0.6)
Adjustment to prior year's taxes	1.5	0.3	(3.2)
Adjustments to uncertain tax positions	—	(1.5)	0.1

Provision for income taxes	39.8%	39.8%	37.8%

        The Company has accumulated state net operating losses as of December 31, 2009 totaling $225.1 million; the Company anticipates utilizing $34.5 million in years 2010 through 2029. The state operating loss carryforwards without a valuation allowance expire in varying amounts between years 2010 and 2029. The following table summarizes the state net operating loss activity for the years ended December 31:

(In thousands)	2009	2008
State net operating losses, at beginning of year	$229,891	$237,283
Net operating losses generated	576	4,890

Total net operating losses available	230,467	242,173
Expired net operating losses	(2,653)	(2,818)
Net operating losses utilized	(2,672)	(9,464)

State net operating losses, at end of year	$225,142	$229,891

        The following table summarizes the activity in state net operating losses, for which valuation allowances have been established, for the years ended December 31:

(In thousands)	2009	2008
Beginning of year	$192,126	$189,623
Net operating loss utilized	(312)	(1,343)
Valuation allowance increase (reduction)	(1,227)	3,846

End of year	$190,587	$192,126

        The valuation allowance reduction in 2009 was due to a release of valuation allowance against deferred tax assets that were determined to have become realizable. The net valuation allowance increase in 2008 was due to the recording of new valuation allowances against deferred tax assets that were determined to have become unlikely to be realizable less the release of other valuation allowance against other deferred tax assets that were determined to have become realizable.

        In addition to valuation allowances reported for net operating losses, there were $1.2 and $1.0 million of valuation allowances reported for other state net deferred tax assets as of December 31, 2009 and 2008, respectively.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—INCOME TAXES (Continued)

        The Company's management believes that it is more likely than not that the majority of the deferred tax assets will be realized. Temporary differences and carryforwards which give rise to deferred tax assets and liabilities as of December 31 are as follows:

(In thousands)	2009	2008
Deferred tax liabilities:
Goodwill amortization	$47,527	$41,832
Patent amortization	59	355

	47,586	42,187

Deferred tax assets:
State net operating loss	12,038	11,990
Accrued expenses	5,712	5,272
Property, plant and equipment	1,091	968
Deferred benefit plan compensation	5,918	4,527
Accrued vacation	996	969
Provision for bad debt allowance	3,991	2,255
Inventory capitalization and reserves	1,938	1,801
Investments in debt and equity securities	2,294	3,311
Restricted stock	963	823
Other	1,198	695

	36,139	32,611

Valuation allowance on NOL	(11,359)	(11,278)

	24,780	21,333

Net deferred tax liabilities	$22,806	$20,854

        The Company records a valuation allowance when it is more likely than not that some portion of all the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the appropriate jurisdictions. The Company has reported a valuation allowance for state operating loss carryforwards and other state net deferred tax assets for certain subsidiaries.

        As discussed in Note B, the Company adopted the authoritative guidance for accounting for uncertainty in income taxes as of January 1, 2007. As of the adoption date, the Company had tax effected unrecognized tax benefits of $3.3 million of which $1.1 million, if recognized, would affect the effective tax rate. Over the next 12 months, the Company may recognize gross tax effected unrecognized tax benefits of up to $1.4 million, of which $0.8 million is expected to impact the effective tax rate, due to the pending expiration of the period of limitations for assessing tax deficiencies for certain income tax returns.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—INCOME TAXES (Continued)

        A reconciliation of the beginning and ending balances of unrecognized tax benefits is as follows:

(In thousands)	2009	2008	2007
Unrecognized tax benefits, at beginning of the year	1,789	5,749	5,861
Additions for tax positions related to the current year	—	—	—
Additions for tax positions of prior years	—	—	—
Reductions for tax positions of prior years	—	—	—
Settlements	—	—	(112)
Reduction for lapse of applicable statute of limitations	(80)	(3,960)	—

Unrecognized tax benefits, at end of the year	$1,709	$1,789	$5,749

        As of the January 1, 2007 adoption date, the Company had accrued interest expense and penalties related to the unrecognized tax benefits of $0.4 million and $0.4 million, respectively. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Reduction in accrued interest and penalties resulting from statute of limitation releases, net of additional accruals of interest and penalties, for the year ended December 31, 2008 was $0.7 million. Total penalties and interest accrued as of December 31, 2009 and 2008, were $0.1 million.

        The Company is subject to income tax in U.S. federal, state and local jurisdictions and is subject to examination by federal, state, and local authorities. The Company is no longer subject to US Federal income tax examinations for years before 2006 and with few exceptions is no longer subject to state and local income tax examinations by tax authorities for years before 2005.

NOTE L—EMPLOYEE BENEFITS

Savings Plan

        The Company maintains a 401(k) Savings and Retirement plan that covers all of the employees of the Company. Under this 401(k) plan, employees may defer such amounts of their compensation up to the levels permitted by the Internal Revenue Service. The Company recorded matching contributions of $3.2 million, $2.8 million, and $2.5 million, respectively, of contributions under this plan during 2009, 2008 and 2007, respectively.

Deferred Compensation

        In conjunction with the acquisition of J.E. Hanger, Inc. of Georgia ("JEH") in 1996, the Company assumed the unfunded deferred compensation plan that had been established for certain key JEH officers. The plan provides for benefits ratably over the period of active employment from the time the contract is entered into to the time the participant retires. Participation was determined by JEH's Board of Directors. The Company purchased individual life insurance contracts with respect to each employee covered by this plan. The Company is the owner and beneficiary of the insurance contracts. The liability related to the deferred compensation arrangements amounted to approximately $0.4 million and $0.3 million at December 31, 2009 and 2008, respectively.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFITS (Continued)

Supplemental Executive Retirement Plan

        Effective January 2004, the Company implemented an unfunded noncontributory defined benefit plan (the "Plan") for certain senior executives. The Company has engaged an actuary to calculate the benefit obligation and net benefits cost at December 31, and have utilized the actuarial calculation as a basis for our benefit obligation liability. The Plan, which is administered by the Company, calls for annual payments upon retirement based on years of service and final average salary. Net periodic benefit expense is actuarially determined.

        The Plan's net benefit cost is as follows:

(In thousands)
Change in Benefit Obligation
Benefit obligation at December 31, 2006	$5,851
Service cost	2,082
Interest cost	336

Benefit obligation at December 31, 2007	8,269
Service cost	2,221
Interest cost	518

Benefit obligation at December 31, 2008	11,008
Service cost	2,435
Interest cost	695

Benefit obligation at December 31, 2009	$14,138

Unfunded status	$14,138
Unamortized net (gain) loss	—

Net amount recognized	$14,138

Amounts Recognized in the Consolidated Balance Sheet
Non-Current Accrued liabilities	$14,138

        The following weighted average assumptions were used to determine the benefit obligation and net benefit cost at December 31:

	2009	2008
Discount rate	5.50%	6.25%
Average rate of increase in compensation	3.25%	3.25%

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—EMPLOYEE BENEFITS (Continued)

        At December 31, 2009, the estimated accumulated benefit obligation is $14.1 million. Future payments under the Plan are as follows:

(In thousands)
2010	—
2011	1,037
2012	1,218
2013	1,218
2014	1,548
Thereafter	8,477

$13,498

NOTE M—STOCK-BASED COMPENSATION

Employee Plans

        Under the Company's 2002 Stock Option Plan, 1.5 million shares of common stock were authorized for issuance. Options may only be granted at an exercise price that is not less than the fair market value of the common stock on the date of grant and may expire no later than ten years after grant. Vesting and expiration periods are established by the Compensation Committee of the Board of Directors, generally with vesting of four years following the date of grant and generally with expirations of ten years after grant. In 2003, the 2002 Stock Option Plan was amended to permit the grant of restricted shares of common stock in addition to stock options and to change the name of the plan to the 2002 Stock Incentive Plan. In May 2006, an additional 2.7 million shares of common stock were authorized for issuance. In May 2007, the Company's shareholders approved amendments to the 2002 Stock Incentive Plan, most notably the incorporation of the Company's current annual incentive plan for certain executive officers into the 2002 Stock Incentive Plan. The amendments resulted in the following changes to the 2002 Stock Incentive Plan: (i) addition of performance-based cash awards ("Incentive Awards") and renaming the 2002 Stock Incentive Plan to be the 2002 Stock Incentive and Bonus Plan; (ii) limitation on the number of options, shares of restricted stock, annual Incentive Awards and long term Incentive Awards that an individual can receive during any calendar year; (iii) addition of a list of specific performance goals that the Company may use for the provision of awards under the 2002 Stock Incentive and Bonus Plan; (iv) limitation on the total number of shares of stock issued pursuant to the exercise of incentive stock options; and (v) addition of a provision allowing for the Company to institute a compensation recovery policy, which would allow the Compensation Committee, in appropriate circumstances, to seek reimbursement of certain compensation realized under awards granted under the 2002 Stock Incentive and Bonus Plan. In August 2007, 205,000 performance-based restricted shares were granted to certain executives. These performance-based restricted shares are subject to the same vesting period as the service-based restricted shares for employees. However, the quantity of restricted shares to be released under this grant was dependent on the diluted EPS for the twelve month period from July 1, 2007 through June 30, 2008. The target EPS for this period was met, therefore, 100% of the performance-based restricted shares were released based on the four year vesting period. In November 2008, 165,490 performance-based restricted shares were granted to certain executives. These performance-based restricted shares are subject to the same vesting period as the service-based restricted shares for employees. However, the quantity of restricted

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M—STOCK-BASED COMPENSATION (Continued)

shares to be released under this grant was dependent on the diluted EPS for the twelve month period from October 1, 2008 through September 30, 2009. The target EPS for this period was met, therefore, 120% of the performance-based restricted shares were released based on the four year vesting period.

        During 2009 and 2008, no options were cancelled under the 2002 Stock Incentive and Bonus Plan. During 2007, options for 4,000 shares were cancelled under the 2002 Stock Incentive and Bonus Plan. At December 31, 2009, 865,991 shares of common stock were available for issuance.

Director Plans

        During April and May 2003, the Compensation Committee of the Board of Directors and the shareholders of the Company, respectively, approved the 2003 Non-Employee Directors' Stock Incentive Plan ("2003 Directors' Plan") which replaced the Company's 1993 Non-Employee Director Stock Option Plan ("Director Plan"). The 2003 Directors' Plan authorized 500,000 shares of common stock for grant and permits the issuance of stock options and restricted shares of common stock. The 2003 Directors' Plan also provides for the automatic annual grant of 8,500 shares of restricted shares of common stock to each director and permits the grant of additional restricted stock in the event the director elects to receive his or her annual director fee in restricted shares of common stock rather than cash. Options may only be granted at an exercise price that is not less than the fair market value of the common stock on the date of grant and may expire no later than ten years after grant. Vesting and expiration periods are established by the Compensation Committee of the Board of Directors, generally with vesting of three years following grant and generally with expirations of ten years after grant. In May 2007, the Company's shareholders further approved an amendment to the 2003 Directors' Plan providing for the issuance by the Company of restricted stock units to its non-employee directors, at the option of such director. The restricted stock units effectively allow the director to elect to defer receipt of the shares of restricted stock which the director would ordinarily receive on an annual basis until (i) the January 15th of the year following the calendar year in which the director terminates service on the Board of Directors, or (ii) the fifth, tenth or fifteenth anniversary of the annual meeting date on the election form for that year. The director may elect to receive his or her annual grant of restricted stock, including shares to be received in lieu of the annual director fee, in the form of restricted stock units, with such election to take place on or prior to the date of the annual meeting of stockholders for such year. The restricted stock units are subject to the same vesting period as the shares of restricted stock issued under the 2003 Directors' Plan. There were no 2003 Directors' Plan option cancellations during 2009, 2008 and 2007. At December 31, 2009, 70,927 shares of common stock were available for issuance.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M—STOCK-BASED COMPENSATION (Continued)

Restricted Shares of Common Stock

        A summary of the activity of restricted shares of common stock for the year ended December 31, 2009 is as follows:

	Employee Plans		Director Plans
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2006	993,375	$7.91	79,135	$7.52
Granted	814,000	9.51	70,200	11.38
Vested	(295,188)	8.48	(26,379)	7.52
Forfeited	(41,500)	8.27	—	—

Nonvested at December 31, 2007	1,470,687	$8.67	122,956	$9.73
Granted	567,850	16.18	66,742	12.59
Vested	(453,247)	8.46	(49,778)	9.34
Forfeited	(28,250)	8.84	—	—

Nonvested at December 31, 2008	1,557,040	$11.47	139,920	$11.23
Granted	40,778	16.07	70,696	14.06
Vested	(587,657)	10.42	(81,493)	10.55
Forfeited	(23,700)	11.05	—	—

Nonvested at December 31, 2009	986,461	$12.29	129,123	$13.21

        During the years ended December 31, 2009 and 2008, 669,150 and 503,025 restricted shares of common stock with an intrinsic value of $7.0 million and $4.3 million, respectively, became fully vested. As of December 31, 2009, total unrecognized compensation cost related to restricted shares of common stock was approximately $11.6 million and the related weighted-average period over which it is expected to be recognized is approximately two years. The aggregate granted shares have vesting dates through June 2013. The 2009 grant was $1.1 million at the date of grant which is amortized to expense ratably over the vesting period of granted shares.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M—STOCK-BASED COMPENSATION (Continued)

Options

        The summary of option activity and weighted average exercise prices are as follows:

	Employee Plans		Director Plans		Non-Qualified Awards
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2006	2,388,983	$10.70	188,411	$10.04	406,000	$5.95
Granted	—	—	—	—	—	—
Terminated	(514,250)	14.31	—	—	—	—
Exercised	(364,084)	3.91	(35,298)	5.68	—	—

Outstanding at December 31, 2007	1,510,649	$11.10	153,113	$11.04	406,000	$5.95

Granted	—	—	—	—	—	—
Terminated	(193,914)	15.24	(10,000)	18.63	—	—
Exercised	(222,785)	3.04	(7,649)	2.83	—	—

Outstanding at December 31, 2008	1,093,950	$12.01	135,464	$10.33	406,000	$5.95

Granted	—	—	—	—	—	—
Terminated	(20,658)	5.48	(5,000)	14.00	—	—
Exercised	(308,960)	8.16	(35,000)	6.68	—	—

Outstanding at December 31, 2009	764,332	$13.74	95,464	$11.46	406,000	$5.95

Aggregate intrinsic value at December 31, 2009	$10,505,152		$1,094,495		$2,415,000
Weighted average remaining contractual term (years)	3.2		4.1		0.3

        The intrinsic value of options exercised during the years ended December 31, 2009 and 2008 was $2.8 million and $0.7 million, respectively. Options exercisable under the Company's share-based compensation plans at December 31, 2009 and 2008 were 1.3 million and 1.6 million shares, respectively, with a weighted average exercise price of $11.07 and $12.76, an average remaining contractual term of 2.3 and 2.7 years, and an aggregate intrinsic value of $14.0 million and $17.0 million as of December 31, 2009 and 2008. Cash received by the Company related to the exercise of options during the years ended December 31, 2009 and 2008 amounted to $3.0 million and $0.3 million. As of December 31, 2009 and 2008, there is no unrecognized compensation cost related to stock option awards.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M—STOCK-BASED COMPENSATION (Continued)

Options

        The summary of the options exercisable is as follows:

	Employee Plans	Director Plans	Non-Qualified Awards
December 31,
2009	764,332	95,464	406,000
2008	1,093,950	135,464	406,000
2007	1,510,649	139,475	406,000

        Information concerning outstanding and exercisable options as of December 31, 2009 is as follows:

	Options Outstanding			Options Exercisable
		Weighted Average
Range of Exercise Prices	Number of Options or Awards	Remaining Life (Years)	Exercise Price	Number of Options or Awards	Weighted Average Exercise Price
$ 4.63 to $ 6.02	435,463	0.6	$5.90	435,463	$5.90
8.08 to 12.10	124,605	4.7	8.72	124,605	8.72
13.50 to 16.75	705,728	3.0	14.68	705,728	14.68

	1,265,796	2.3	$11.07	1,265,796	$11.07

NOTE N—LEASES

Operating Leases

        The Company leases office space under non-cancellable operating leases, the majority of which contain escalation clauses. The Company recognizes rent expense on a straight-line basis for leases with escalation clauses. Certain of these leases also contain renewal options. Rent expense was approximately $39.3 million, $35.4 million, and $33.1 million, for the years ended December 31, 2009, 2008, and 2007, respectively. Sublease rental income of $0.3 million, $0.4 million, and $0.4 million, for the years ended December 31, 2009, 2008, and 2007, respectively, was netted against rent expense. The Company estimates it will receive approximately $0.3 million of sublease rent income in the future.

        Future minimum rental payments, by year and in the aggregate, under operating leases with terms of one year or more at December 31, 2009 are as follows:

(In thousands)
2010	$38,081
2011	32,312
2012	25,769
2013	18,282
2014	12,004
Thereafter	9,305

$135,753

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE O—RELATED PARTY TRANSACTIONS

        The firm of Foley & Lardner LLP serves as the Company's outside general counsel. The Company's Chairman is the brother-in-law of the partner in charge of the relationship. Total fees paid by the Company to Foley & Lardner LLP were $2.7 million, $3.0 million, and $3.0 million for the years ended 2009, 2008 and 2007, respectively, which amounted to less than two-thirds of one percent of that firm's annual revenues for each such year. At December 31, 2009 and 2008, the Company had $0.1 and $0.4 million payable to Foley & Lardner LLP, respectively.

NOTE P—SEGMENT AND RELATED INFORMATION

        The Company has identified two reportable segments in which it operates based on the products and services it provides. The Company evaluates segment performance and allocates resources based on the segments' income from operations.

        The reportable segments are: (i) patient-care services and (ii) distribution. The reportable segments are described further below:

        Patient-Care Services—This segment consists of the Company's owned and operated patient-care centers and fabrication centers of O&P components. The patient-care centers provide services to design and fit O&P devices to patients. These centers also instruct patients in the use, care and maintenance of the devices. Fabrication centers are involved in the fabrication of O&P components for both the O&P industry and the Company's own patient-care centers.

        Distribution—This segment distributes O&P products and components to both the O&P industry and the Company's own patient-care practices.

        Other—This consists of Hanger corporate, IN, Inc. and Linkia. IN, Inc. specializes in bringing emerging MyoOrthotics Technologies® to the O&P market. MyoOrthotics Technologies represents the merging of orthotic technologies with electrical stimulation. Linkia is a national managed-care agent for O&P services and a patient referral clearing house.

        The accounting policies of the segments are the same as those described in the summary of "Significant Accounting Policies" in Note B to the consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE P—SEGMENT AND RELATED INFORMATION (Continued)

        Summarized financial information concerning the Company's reportable segments is shown in the following table. Intersegment sales mainly include sales of O&P components from the distribution segment to the patient-care centers segment and were made at prices which approximate market values.

(In thousands)	Patient-Care Services	Distribution	Other	Consolidating Adjustments	Total
2009
Net sales
Customers	$670,458	$88,043	$1,569	$—	$760,070
Intersegments	—	155,017	2,782	(157,799)	—
Depreciation and amortization	10,288	893	5,138	—	16,319
Income from operations	125,185	25,634	(60,467)	168	90,520
Interest (income) expense	28,470	3,443	(1,220)	—	30,693
Income (loss) before taxes and extraordinary items	96,715	22,191	(59,080)	168	59,994
Total assets	821,988	119,989	(66,941)	—	875,036
Capital expenditures	14,704	794	5,772	—	21,270
2008
Net sales
Customers	$619,977	$80,707	$2,445	$—	$703,129
Intersegments	—	136,679	3,264	(139,943)	—
Depreciation and amortization	11,855	735	4,593	—	17,183
Income from operations	103,957	23,423	(50,427)	775	77,728
Interest (income) expense	(6,484)	7,086	31,947	—	32,549
Income (loss) before taxes and extraordinary items	96,715	22,191	(83,112)	168	35,962
Total assets	707,635	91,948	14,167		813,750
Capital expenditures	11,175	505	7,650		19,330
2007
Net sales
Customers	$571,676	$64,440	$1,234	$—	$637,350
Intersegments	—	124,757	783	(125,540)	—
Depreciation and amortization	12,138	490	3,248	—	15,876
Income from operations	97,404	19,235	(50,593)	1,934	67,980
Interest (income) expense	(6,526)	7,001	36,512	—	36,987
Income (loss) before taxes and extraordinary items	103,930	12,234	(87,105)	1,934	30,993
Total assets	729,904	75,087	(45,308)	—	759,683
Capital expenditures	10,972	918	8,239	—	20,129

        The Company's foreign and export sales and assets located outside of the United States of America are not significant. Additionally, no single customer accounted for more than 10% of revenues in 2009, 2008, or 2007.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE Q—SUBSEQUENT EVENT

        The Company expects to file a shelf registration statement that registers the sale of certain debt securities of the Company, as well as guarantees of such debt securities ("Guarantees") by certain subsidiaries of the Company ("Guarantor Subsidiaries"). Separate condensed consolidating financial information is not included as the Company does not have independent assets or operations, the Guarantees are full and unconditional and joint and several, and any subsidiaries of the Company other than the Guarantor Subsidiaries are minor.

Quarterly Financial Data

	Quarter Ended (Unaudited)
2009	Mar 31	Jun 30	Sep 30	Dec 31(1)
(Dollars in thousands, except per share amounts)
Net Sales	$169,146	$193,523	$192,296	$205,104
Income from Operations	$15,131	$24,156	$23,762	$27,471
Net Income	$4,515	$10,036	$9,642	$11,900
Basic per Common Share Net Income	$0.15	$0.32	$0.31	$0.37
Diluted per Common Share Net Income	$0.14	$0.31	$0.30	$0.37

	Quarter Ended (Unaudited)
2008	Mar 31	Jun 30	Sep 30	Dec 31(1)
(Dollars in thousands, except per share amounts)
Net Sales	$157,656	$181,184	$178,742	$185,547
Income from Operations	14,199	21,387	20,238	21,904
Net Income	3,565	8,005	7,340	7,836
Basic per Common Share Net Income	$0.14	$0.12	$0.27	$0.25
Diluted per Common Share Net Income	$0.12	$0.11	$0.23	$0.24

(1)
For the three month periods ended December 31, 2009 and 2008 includes: $2.1 million and $0.8 million, respectively, decrease to cost of material resulting from the company's annual physical inventory.